EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Form S-8 Registration Statement No.’s 33-85766, 33-93100, 33-37641 and 33-95765 of Micro Component Technology, Inc. of our report dated March 23, 2001, on the consolidated financial statements of Micro Component Technology, Inc. appearing in this Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2000.

/s/Deloitte & Touche LLP

March 30, 2001
Minneapolis, Minnesota